Exhibit 99.1

Vestand Signs Agreement to Acquire Controlling Interest in AI Mindbot Equity

Acquisition Through Newly Formed Wholly Owned Subsidiary, Vestand Korea Company Limited, Establishes a Strategic Bridge to Connect the Crypto Treasury Markets of the United States and Korea

BREA, California – September 18, 2025 – Vestand Incorporated (NASDAQ: VSTD) “Vestand”, or the “Company), a global investment platform that integrates traditional real-world assets with next-generation crypto treasury strategies, today announced that it has signed a share purchase agreement to acquire 21,000 shares of AI Mindbot Equity (“AI Mindbot”) for an aggregate sum of KRW 8,499,981 or approximately USD $6,439,379 from Hyper Corporation through its wholly owned subsidiary, Vestand Korea Company Limited. Upon the closing of the transaction Vestand Korea will become the controlling shareholder of AI Mindbot and is expected to own in excess of Eighty (89%) Percent of its equity. To the knowledge of the Company, AI Mindbot Equity is the largest shareholder of Xcure Corp., a Kosdaq-listed company, which provides smart card and mobile security platform technology in South Korea and internationally.

This transaction establishes a strategic bridge connecting the crypto treasury markets of the United States and Korea, and will serve as the cornerstone for Vestand’s strategy of becoming a Global Crypto Treasury Alliance.

Strategic Background of the Acquisition

●	Combination of Korea’s crypto investment ecosystem and the U.S.-style Crypto Treasury Strategy → Launch of the Global Treasury Alliance.
●	Digital assets centered on ETH (Ethereum) will be actively utilized beyond simple holding, into capital structure and financial product design.
●	By promoting RWA-based STO (Real-World Asset-based Security Token Offering), the Company will build a hybrid investment platform that captures both the stable cash flows of real estate and the growth potential of digital assets.

Management Commentary

Ji-Won Kim, CEO of Vestand, stated:

“This acquisition of AI Mindbot Equity and becoming the largest shareholder of Xcure is an inflection point for Vestand to fully implement its global crypto treasury strategy. By combining Korea’s dynamic crypto investment market with the institutional credibility of a U.S.-listed company, we do not rely solely on BTC price appreciation. Through a multi-layered flywheel of staking income + crypto finance + real-world STO platforms based on ETH Treasury, we will secure both sustainable growth and a stable revenue structure.”

“Xcure Corp. is a listed company with a stable profit structure and is the optimal platform for Vestand to execute its strategy. Through this transaction, Vestand will be re-evaluated not as a simple coin-holding company, but as a growth company that combines a global ETH Treasury with an STO platform. From an investor’s perspective, this provides an opportunity to expect a new valuation premium in the KOSDAQ market as a differentiated Crypto Treasury Proxy + STO growth story.”

Market Opportunity

●	Korea is a global Top 3 crypto hub with an annual trading volume of approximately KRW 663 trillion, one of the most dynamic digital asset markets in the world
●	More than 16 million investors, equivalent to one in three of the population, have experience in cryptocurrency investment, forming a unique investment ecosystem that surpasses traditional stock markets
●	Absence of spot BTC (Bitcoin) ETFs → listed companies serve as the only indirect investment alternative, providing a first-mover opportunity
●	Tax benefits → Direct investment in digital assets will be subject to a 20% capital gains tax from 2027, whereas investment through listed companies only bears a 0.15% transaction tax
●	Retail investor-friendly structure → For individual investors, investing via listed companies is much more advantageous in terms of taxation and accessibility

Recently, the pace of Crypto Treasury adoption by global listed companies is surpassing that of ETFs, and within this trend, Vestand, combining public company disclosure-based credibility with investor accessibility in Korea, is positioned uniquely to present a new standard in global treasury management.

Anticipated Milestones

●	Vestand will begin full-scale ETH Treasury operations and gradually expand the scale of digital asset holdings through additional capital raising (Equity, CB, STO, etc.) in the global capital markets.
●	The secured ETH will be used to obtain stable sources of income through staking and crypto finance operations, while simultaneously generating platform revenue by combining with RWA-based STO businesses.
●	Through this, Vestand will position itself not only as a simple asset-holding company but as a unique model with the three elements of continuously expanding Treasury + stable cash flow + a growth-oriented platform business.

Hyper Corporation and Vestand Korea also entered into a Supplementary Agreement. Pursuant to the agreement, at the extraordinary shareholders’ meeting of Xcure Corp. scheduled for November 7, 2025, four out of the seven current directors will be replaced with individuals designated by Vestand Korea.

Additional details of the transaction can be found in Vestand’s 8-K filing at www.sec.gov.

About Vestand Incorporated (NASDAQ: VSTD)

Vestand is a U.S. Nasdaq-listed company and a global investment platform that integrates traditional real-world assets (RWA) with next-generation crypto treasury strategies. Through its U.S. and Korean subsidiaries, it connects the global capital markets and is creating a new growth model that combines real estate, security technology, and blockchain innovation.

For more information, please visit https://vestand.com/.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding our position to execute on our growth strategy, and our ability to expand our leadership position. These forward-looking statements include, but are not limited to, the Company’s beliefs, plans, goals, objectives, expectations, assumptions, estimates, intentions, future performance, other statements that are not historical facts and statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in, or suggested by, these forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our filings with the SEC including our Form 10-K for the year ended December 31, 2024, and subsequent reports we file with the SEC from time to time, which can be found on the SEC’s website at www.sec.gov. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Larry W Holub

Director

MZ North America

VSTD@mzgroup.us
312-261-6412